Exhibit 10.3

EXHIBIT C

EXECUTION VERSION

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this "Agreement"), dated as of May 31, 2023, is made by and among Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company (the "Sponsor"), Pegasus Digital Mobility Acquisition Corp, a Cayman Islands exempted company ("Pegasus"), Gebr. Schmid GmbH, a German limited liability company (the "Company"), Pegasus TopCo B.V., a Dutch private limited liability company, ("TopCo") to be converted into a public limited liability company and to be renamed promptly following the share exchange contemplated by the Business Combination Agreement (as defined below), and each of the undersigned individuals (such individuals, collectively, the "Insiders" and together with the Sponsor, the "Sponsor and Insider Parties"). The Sponsor, Pegasus, the Company, TopCo and the Insiders shall be referred to herein from time to time collectively as the "Parties" and individually as a "Party". Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Pegasus, the Company, TopCo, and Pegasus MergerSub Corp., a Cayman Islands exempted company ("Merger Sub"), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the "Business Combination Agreement") pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Sponsor and Insider Party will agree to (a) vote in favor of approval of all of the Transaction Proposals, (b) waive (if applicable) certain adjustments to the conversion ratio set forth in Pegasus's Governing Documents, (c) be bound by certain transfer restrictions with respect to its Pegasus Shares prior to Closing, (d) terminate certain lock-up provisions of that certain Insider Letter Agreement dated as of October 21, 2021 by and among Sponsor, Pegasus and the Insiders (the "Letter Agreement") and (e) be bound by certain lock-up provisions with respect to the Equity Securities of TopCo to be issued pursuant to the Business Combination Agreement or the Subscription Agreements (the "TopCo Covered Shares").

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Clause:

1.	Agreement to Vote

Prior to the Termination Date (as defined herein), each Sponsor and Insider Party, in its capacity as a shareholder of Pegasus, irrevocably and unconditionally agrees that at the meeting of Pegasus's shareholders to be convened for the purpose of obtaining the requisite shareholder approval of the Transaction Proposals in connection with the Transactions or any other meeting of Pegasus's shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), such Sponsor and Insider Party shall:

(a)	if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares owned by such Sponsor and Insider Party as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(b)	vote, or cause to be voted, at such meeting all of such Sponsor and Insider Party's Covered Shares owned as of the record date for such meeting in favor of each of the Transaction Proposals and any other matters necessary or reasonably requested by Pegasus for consummation of the Transactions, including any actions necessary to effectuate the matters contemplated by the Transaction Proposals; and

(c)	vote or cause to be voted at such meeting all of such Sponsor and Insider Party's Covered Shares against any other Pegasus Acquisition Proposal and any other action that (i) would reasonably be expected to materially impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, or (ii) would result in the failure of any condition set forth in the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

The obligations of the Sponsor and Insider Parties specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the board of directors of Pegasus (the "Pegasus Board") or the Pegasus Board has changed, withdrawn, withheld, qualified or modified, or publicly proposed to change, withdraw, withhold, qualify or modify, its recommendation to adopt and/or approve the Transaction Proposals. For purposes of this Agreement, "Covered Shares" means all Pegasus Class A Shares and Pegasus Class B Shares held by such Sponsor and Insider Party as of the date hereof together with any Pegasus Class B Shares and Pegasus Class A Shares acquired by such Sponsor and Insider Party after the date hereof.

2.	Waiver of Anti-dilution Protection

With respect to its Covered Shares, each Sponsor and Insider Party hereby waives and agrees to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of Pegasus, any rights to adjustment of the conversion ratio with respect to the Pegasus Class B Shares owned by such Sponsor and Insider Party set forth in the Governing Documents of Pegasus.

Notwithstanding anything to the contrary contained herein, such Sponsor and Insider Party does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 2 shall be deemed null and void ab initio.

3.	Transfer of Shares; Lock-up.

(a)	Each Sponsor and Insider Party agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of Pegasus and the Company (which consent may be given or withheld by Pegasus and the Company in their sole discretion):

(i)	offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise (including by any other Transfer (as defined in the Letter Agreement)) (collectively, a "Transfer"), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its Covered Shares;

(ii)	grant any proxies or powers of attorney with respect to any or all of its Covered Shares held by it (except in connection with voting by proxy at a meeting of shareholders of Pegasus as contemplated in Section 1); or

(iii)	permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) (a "Lien") with respect to any or all of its Covered Shares other than those created by this Agreement; provided, that any Lien with respect to Covered Shares that would not prevent, impair or delay its ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3(a) shall also not prohibit a Transfer of its Covered Shares by it to any of its Affiliates, (2) in the case of an individual, by gift to a member of one of the individual's immediate family, to a trust, the beneficiary of which is a member of the individual's immediate family or an Affiliate of such individual; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Sponsor's organizational documents upon liquidation or dissolution of the Sponsor; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.

(b)	Each Sponsor and Insider Party agrees that, for a period from the Closing Date through the date that is one year thereafter, it shall not, and shall cause its Affiliates not to, Transfer, or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its TopCo Covered Shares. Notwithstanding the foregoing, this Section 3(b) shall also not prohibit a Transfer of its TopCo Covered Shares by it to any of its Affiliates; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.

(c)	Any Transfer in violation of this Section 3 shall be null and void ab initio.

4.	Redemption; EXTENSION OF SPAC LIFE; Other Covenants.

(a)	Unless this Agreement shall have been terminated in accordance with Section 7, each Sponsor and Insider Party hereby agrees that such Sponsor and Insider Party shall not effect a Pegasus Shareholder Redemption.

(b)	As set out in the Business Combination Agreement, Sponsor shall take all actions to extend the date of the latest business combination date to December 31, 2023 including voting for any resolution to change the articles of Pegasus to provide further extensions after July 26, 2023.

(c)	Each of the Insiders, Pegasus and Sponsor agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Letter Agreement.

5.	post closing Lock-up Period

Each of the Insiders, Pegasus and Sponsor hereby agrees that effective as of the consummation of the Closing the terms of the Letter Agreement with regard to Lock-up Periods (as defined therein) shall continue to apply to any shares or warrants of TopCo received in exchange for holdings in Pegasus in connection with the transactions contemplated by the Business Combination Agreement. Such provisions shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

6.	USAGE OF B SHARES FOR NON-REDEMPTION INCENTIVES

(a)	As set out in the table below, a total of 2,812,500 Pegasus Class B Shares shall be used to negotiate non-redemption agreements with certain holders of Pegasus Class A Shares or to enter into additional PIPE subscription agreements with investors. The specific use of such Pegasus Class B Shares shall be agreed among the Sponsor, Pegasus and the Company in consultation with the financial advisor. If, after a good faith discussion between the Sponsor, Pegasus and the Company, no agreement on the specific use of such Pegasus Class B Shares can be reached, the Sponsor has the right to decide on the specific use of any Pegasus Class B Shares on which no agreement can be reached. Any of such Pegasus Class B Shares which will not be used for this purpose, shall be cancelled at the time of Closing.

(b)	The Pegasus Class B Shares to be transferred for this purpose are intended to be provided as non-taxable capital contributions. The following table shows the number of Pegasus Class B Shares each of the Sponsor and the Insiders hold at the time of this Agreement and the number of Pegasus Class B Shares which each of the Sponsor and the Insiders, in each case individually, commit to transfer to holders of Pegasus Class A Shares or for additional PIPE investments or which shall be cancelled at the time of Closing if they are not subject to an agreement:

Pegasus Class B shareholders	Number of Class B shares held	Number of Class B shares to be used or cancelled at closing	Number of remaining Class B shares at Closing
Pegasus Digital Mobility Sponsor LLC (Sponsor)	3,406,250	2,431,250	975,000
Sir Ralf Speth	337,500	152,500	185,000
F. Jeremey Mistry	140,625	63,541	77,084
Stefan Berger	140,625	63,541	77,084
Florian Wolf	56,250	25,417	30,833
Jeffrey H Foster	56,250	25,417	30,833
Steven Norris	56,250	25,417	30,833
John Doherty	56,250	25,417	30,833
Total	4,250,000	2,812,500	1,437,500

7.	Closing Date Deliverables

At or prior to the Closing, Sponsor shall deliver to Topco and the Company a duly executed copy of the Registration Rights Agreement by Sponsor.

8.	Termination

This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the "Termination Date") (a) at Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms or (c) the mutual written agreement of the Parties hereto; provided that nothing herein will relieve any Party from liability for any breach hereof prior to the Termination Date, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. Pegasus shall promptly notify the Sponsor and Insider Parties of the termination of the Business Combination Agreement after the termination of such agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 2 (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring), Section 3, Section 5 (and the other Sections of this Agreement to the extent relating to the aforementioned provisions and including for the avoidance of doubt, Sections 12 through 16) shall survive the termination of this Agreement pursuant to this Section 8.

9.	No Recourse

Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future stockholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a "Non-Recourse Party"), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party.

10.	Fiduciary Duties

Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor's capacity as a record holder and beneficial owner of Pegasus Class B Shares, each Insider makes no agreement or understanding herein in any capacity other than in such Insider's capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider's capacity as a director, officer or employee of Pegasus, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Pegasus or as an officer, employee or fiduciary of Pegasus, in each case, acting in such person's capacity as a director, officer, employee or fiduciary of Pegasus.

11.	Representations and Warranties

(a)	Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)	Each Sponsor and Insider Party hereby severally but not jointly represents and warrants as of the date hereof to Pegasus, the Company and TopCo (solely with respect to itself, himself or herself and not with respect to any other Party):

(i)	The execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not:

(A)	if such Person is not an individual, result in any breach of any provision of the organizational documents of such Person, or

(B)	require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of the Merger Documents under the applicable law of the Cayman Islands, (4) the Pegasus Shareholder Approval or (5) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably by expected to be, individually or in the aggregate, material to such Person, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

(ii)	Such Person is the record and beneficial owner (within the meaning of Rule13d-3 under the Exchange Act) of, and has good title to, all of the Pegasus Class B Shares and the Private Placement Warrants as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, Pegasus's Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Letter Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of such Person to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The equity securities set forth in such beneficial ownership reports filed with the SEC are the only equity securities in Pegasus owned of record or beneficially by such Person on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Letter Agreement.

(iii)	There are no Actions pending against such Person, or to the knowledge of such Person threatened against it, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement or the Letter Agreement.

(iv)	No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the Pegasus Disclosure Schedules, based upon arrangements made by such Person, for which Pegasus or any of its Affiliates may become liable.

(v)	Such Person understands and acknowledges that each of Pegasus, the Company and Topco is entering into the Business Combination Agreement in reliance upon such Person's execution and delivery of this Agreement.

12.	No Third Party Beneficiaries

This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13.	Further Assurances

Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

14.	Notices

Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received:

(a)	when so delivered personally,

(b)	when sent, with no mail undeliverable or other rejection notice, if sent by email or

(c)	three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to Sponsor:

Pegasus Digital Mobility Sponsor LLC

Attention: Jim Condon

E-mail: jcondon@stratcap.com

with a required copy (which copy shall not constitute notice) to:

Troutman Pepper

Attn:	Heath D. Linsky
Email:	heath.linsky@troutman.com

If to Pegasus:

Pegasus Digital Mobility Acquisition Corp.

Attn:	Jeremey Mistry and Stefan Berger
Email:	jmistry@pegasusdm.com; sberger@pegasusdm.com

with a required copy (which copy shall not constitute notice) to:

Clifford Chance

Junghofstrasse 14,

60311 Frankfurt am Main,

Germany

Attn:	George Hacket and Axel Wittmann
Email:	george.hacket@cliffordchance.com; axel.wittmann@cliffordchance.com

If to the Company:

Gebr. Schmid GmbH

Robert-Bosch-Str. 32-36

72250 Freudenstadt

Germany

Attn:	Christian Schmid, Anette Schmid and Julia Natterer
Email:	natterer.ju@schmid-group.com; Schmid.Ch@schmid-group.com; Schmid.An@schmid-group.com with a required copy (which copy shall not constitute notice) to:

Gleiss Lutz

Taunusanlage 11,

60329 Frankfurt am Main,

Germany

Attn:	Jochen Tyrolt and Stephan Aubel
Email:	jochen.tyrolt@gleisslutz.com;
stephan.aubel@gleisslutz.com

15.	No Waiver of Rights, Powers and Remedies

No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

16.	Incorporation by Reference

Sections 1.2 (Construction); 12.3 (Assignment); 12.6 (Governing Law); 12.7 (Captions; Counterparts); 12.9 (Entire Agreement); 12.10 (Amendments); 12.11 (Severability); 12.12 (Jurisdiction); 12.13 (Waiver of Jury Trial); 12.14 (Enforcement) and 12.16 (Non survival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

EXHIBIT C

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PEGASUS DIGITAL MOBILITY ACQUISITION CORP

By:	/s/ Dr. Sir Ralf Speth
Name:	Dr. Sir Ralf Speth
Title:	Chief Executive Officer and Chairman

PEGASUS DIGITAL MOBILITY SPONSOR LLC

By:	/s/ James Condon
Name:	James Condon
Title:	Director

GEBR. SCHMID GMBH

By:	/s/ Christian Schmid
Name:	Christian Schmid
Title:	Geschäftsführer / CEO

By:	/s/ Anette Schmid
Name:	Anette Schmid
Title:

PEGASUS TOPCO B.V.

By:	/s/ Stefan Berger
Name:	Stefan Berger
Title:	Director

INSIDERS:

By:	/s/ Sir Ralf Speth
Name: Sir Ralf Speth

By:	/s/ F. Jeremey Mistry
Name: F. Jeremy Mistry

By:	/s/ Stefan Berger
Name: Stefan Berger

By:	/s/ James Condon
Name: James Condon

By:	/s/ Florian Wolf
Name: Florian Wolf

By:	/s/ Steven J. Norris
Name: Steven J. Norris

By:	/s/ Jeffrey H. Foster
Name: Jeffrey H. Foster

By:	/s/ John Doherty
Name: John Doherty

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